Exhibit 3.1

ARTICLES OF ASSOCIATION of CRISPR Therapeutics AG (CRISPR Therapeutics SA) (CRISPR Therapeutics Ltd) with registered office in Zug (Translation; in case of controversy the German text shall prevail)	STATUTEN der CRISPR Therapeutics AG (CRISPR Therapeutics SA) (CRISPR Therapeutics Ltd) mit Sitz in Zug
I. CORPORATE NAME, PRINCIPAL OFFICE, DURATION AND PURPOSE OF THE COMPANY	I. FIRMA, SITZ, DAUER UND ZWECK DER GESELLSCHAFT

Art. 1      Corporate Name, Principal

Office and Duration

Under the name

CRISPR Therapeutics AG
(CRISPR Therapeutics SA)
(CRISPR Therapeutics Ltd)

there exists a Company which is subject to the provisions of art. 620 et seq. of the Swiss Code of Obligations (CO) with registered office in Zug, The duration of the Company is unlimited.

Art. 1      Firma, Sitz und Dauer

Unter der Firma

CRISPR Therapeutics AG
(CRISPR Therapeutics SA)
(CRISPR Therapeutics Ltd)

besteht für unbeschränkte Dauer eine Akti-engesellschaft gemäss Art. 620 ff. OR mit Sitz in Zug.

Art. 2      Purpose

The purpose of the Company is the research and development in the field of pharmaceutical products, including biological and bio-technological products, as well as the production and commercialisation of such products.

The Company may purchase, hold and sell patents, copy rights, trade marks and other intellectual property rights as well as licenses of any kind.

The Company may engage in and carry out any and all commercial, financial or other activity, which is directly or indirectly related to the purpose of the Company. The Company may purchase, hold and sell shares or interests in other companies in Switzerland or abroad.  It may establish and maintain branches and subsidiaries in Switzerland and abroad.

The Company may purchase, hold and sell real estate and carry out other investments.

Art. 2      Zweck

Die Gesellschaft bezweckt die Forschung und Entwicklung auf dem Gebiet von pharmazeu-tischen Produkten, einschliesslich biologischen  und biotechnologischen Produkten, sowie die Herstellung und Kommerzialisierung derartiger Produkte.

Die Gesellschaft kann Patente, Urheberrechte, Marken und andere Immaterialgüterrechte sowie Lizenzen jeder Art erwerben, halten und veräussern.

Die Gesellschaft kann alle kommerzieilen, fi-nanziellen und anderen Tätigkeiten ausuben, welche mit dem Zweck der Gesellschaft dire kt oder indirekt im Zusammenhang ste-hen. Die Gesellschaft kann Beteiligungen an anderen Unternehmen im In- und Ausland erwerben, halten und veräussern. Sie kann Zweigniederlassungen und Tochtergesell-schaften im In- und Ausland errichten.

Die Gesellschaft kann Grundstücke erwerben, verwalten und veraussern sowie Ver-mögensanlagen anderer Art tätigen.

II. SHARE CAPITAL AND SHARES	II. AKTIENKAPITAL UND AKTIEN
Art. 3 Share Capital and Shares The share capital of the Company is CHF 1’405’289.07 and is fully paid-in. It is divided into 46’842’969 registered shares with a nominal value of CHF 0.03 each.	Art. 3 Aktienkapital und Aktien Das Aktienkapital der Gesellschaft betragt CHF 1’405’289.07 und ist voll liberiert. Es ist in 46’842’969 Namenaktien mit einem Nennwert von je CHF 0.03 eingeteilt.

Art. 3a      Authorized Share Capital

The Board of Directors is authorized to increase the share capital, in one or several steps until 29 May 2020, by a maximum amount of CHF 690’055.11 by issuing a maximum of 23’001’837 registered shares with a par value of CHF 0.03 each, to be fully paid up. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate or another third party or third parties, followed by an offer to the then-existing shareholders of the Company and (ii) in partial amounts shall also be permissible.

Art. 3a      Genehmigtes Kapital

Der Verwaltungsrat ist ermachtigt, jederzeit bis zum 29. Mai 2020, das Aktienkapital im Maximalbetrag von CHF 690’055.11 durch Ausgabe von hochstens 23’001’837 vollstan-dig zu liberierende Namenaktien mit einem Nennwert von je CHF 0.03 zu erhohen. Eine Erhohung des Aktienkapitals (i) durch die Zeichnung von Aktien aufgrund eines von einem Finanzinstitut, eines Verbandes, einer anderen Drittpartei oder Drittparteien unter-zeichneten Angebots, gefolgt von einem An-gebot gegenuber den zu diesem Zeitpunkt bestehenden Aktionaren der Gesellschaft so wie (ii) in Teilbetragen ist zulassig.

2

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new registered shares have to be paid up, the date from which the registered shares carry the right to dividends, the conditions for the exercise of the preemptive rights . and the allotment of preemptive riqhts that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place with third parties such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

Der Verwaltungsrat soil den Ausgabezeitpunkt, den Bezugspreis, die Art und Weise der Liberierung, das Datum, ab welchem die Aktien zum Bezug einer Dividende berechtigen, die Bedingungen zur Ausubung der Bezugsrechte sowie die Zuteilung nicht ausgeubter Bezugsrechte festlegen. Der Verwaltungsrat kann bestimmen, dass nicht ausgeubte Bezugsrechte verfallen oder er kann Drittparteien solche Rechte oder Aktien, fur welche die Bezugsrechte nicht ausgeubt wurden, zu Marktbedingungen zuteilen oder sie sonst im Interesse der Gesellschaft verwenden.

3

The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties:

a)      if the issue price of the new registered shares is determined by reference to the market price; or

b)      for the acquisition of an enterprise, part of an enterprise or participations, or for the financing or refinancing of any of such acquisition, or in the event of share placement for the financing or refinancing of such placement; or

c)      for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing or registration of new registered shares on domestic or foreign stock exchanges; or

d)      for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of registered shares in a placement or sale of registered shares to the respective initial purchaser(s) or underwriter(s); or

e)      for raising of capital (including private placements) in a fast and flexible which probably could not be reached without the exclusion of the statutory pre-emptive right of the existing shareholders;

f)      for other valid grounds in the sense of Article 652b para. 2 CO; or

g)      following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.

Der Verwaltungsrat ist ermachtigt, das Be-zugsrecht der Aktionare auszuschliessen oder Dritten zuzuteilen:

a)      falls der Ausgabepreis der neuen Aktien anhand des Marktwertes festgelegt wird; oder

b)      fur die Ubernahme eines Unternehmens, den Teil eines Unternehmens oder Betei-ligungen oder fur die Finanzierung oder Refinanzierung solcher Erwerbe, oder im Falle einer Aktienplatzierung fur die Finanzierung oder Refinanzierung solcher Platzierungen; oder

c)      zum Zweck der Erweiterung der Aktionarskreises der Gesellschaft in bestimmten finanziellen oder Investorenmarkten, fur die Zwecke der Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Auflistung oder Meldung neuer Namenaktien an inlandischen oder auslandischen Borsen; oder

d)      zum Zweck der Gewahrung einer Mehr-zuteilungsoption (Greenshoe) von bis zu 20% aller Namenaktien im Falle einer Vermittlung oder eines Verkaufs von Namenaktien an den jeweiligen ur-sprunglichen Kaufer oder Zeichner; oder

e)      urn Kapital (inklusive durch private Vermittlung) in schneller und flexibler Weise zu beschaffen, welches wahrscheinlich ohne den Ausschluss der gesetzlichen Vorkaufsrechte der existierenden Aktionare nicht erhoben werden konnte; oder

f)      aus anderen, qemass Art. 652 Abs. 2 OR zulassigen Grunden; oder

g)      einem Aktionar oder einer Gruppe von Aktionaren folgend, die gemeinsam mehr als 15 % des im Handelsregister eingetragenen Aktienkapitals halten und den ubrigen Aktionaren auf Empfehlung des Verwaltungsrats hin kein Ubernah-meangebot unterbreitet haben, oder im Rahmen der Abwehr eines tatsachlichen, drohenden oder etwaigen Obernahme-versuchs, fur den der Verwaltungsrat, nach Konsultation eines unabhangigen Finanzberaters, keine Zustimmungs-empfehlung  abgegeben hat, da das Ubernahmeangebot vom Verwaltungsrat den Aktionaren gegenuber als finanziell zu wenig angemessen betrachtet wird.

The acquisition of registered shares out of authorized capital increase of share capital for general purposes and any transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.

Der Erwerb von Namenaktien aufgrund einer genehmigten Aktienkapitalerhohung fur all-gemeine Zwecke sowie jeder Transfer von Namenaktien unterliegen den Einschrankun-gen in Art. 4 dieser Statuten.

Art. 3b       Conditional Capital Increase for Bonds and Similar Debt Instruments

The share capital of the Company shall be increased by a maximum amount of CHF 147’591.00 through the issue of a maximum of 4’919’700 registered shares, payable in full, each with a nominal value of CHF 0.03 through the exercise of conversion and/or option rights granted in connection with bonds or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

Art. 3b      Bedingtes Kapital für Aniei-hensobligationen oder ähnliche Instrumente

Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 147’591.00 durch Ausgabe von hochstens 4’919’700 vollstan-dig zu liberierenden Namenaktien mit einem Nennwert von CHF 0.03 je Aktie erhoht durch die Ausubung von Wandlungs-und/oder Optionsrechte,” welche im Zusam-menhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen oder ahnlichen Instrumenten eingeraumt wurden oder werden, einschliesslich Wandelanleihen.

4

Shareholders’ subscription rights are excluded.  Shareholders’ advance subscription rights with regard to the new bonds or similar instruments may be restricted or excluded by decision of the

Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds or similar instruments on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue of option rights and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

Das Bezugsrecht der Aktionare ist fur diese Aktien  ausgeschlossen.  Das Vorwegzeich-nungsrecht der Aktionare in Bezug auf neue Anleihensobligationen oder ahnliche Instrumente kann durch Beschluss des Verwaltungsrates zu folgenden Zwecken einge-schrankt oder ausgeschlossen werden: Fi-nanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen, Be-teiligungen, oder von der Gesellschaft ge-planten neuen Investitionen, oder fur die Ausgabe von Anleihensobligationen oder ahnlichen Instrumenten auf internationalen Kapitalmarkten oder mittels Privatplatzie-rungen. Falls Vorwegzeichnungsrechte ausgeschlossen werden, miissen (1) die Instruments zu Marktkonditionen platziert werden, mussen (2) der Ausubungszeitraum darf zehn Jahre seit dem Ausgabedatum der Optionsrechte und 20 Jahre seit dem Ausgabedatum der Wandlungsrechte nicht uberschreiten und (3) der Wandlungs- oder Aus-ubungspreis fur die neuen Aktien muss mindestens gemass den Marktbedingungen am Ausgabedatum der Instrumente festgelegt werden.

The acquisition of registered shares through the exercise of conversion or option rights and any transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.

D Der Erwerb von Namenaktien durch Aus-ubung von Wandel- oder Optionsrechten so wie samtliche weiteren Ubertragungen von Namenaktien unterliegen den Ubertragungs-beschrankungen gemass Art. 4 der Statuten.

Art. 3c      Conditional Share Capital for Employee Benefit Plans

The share capital of the Company shall be increased by an amount not exceeding CHF 467’378.88. through the issue of a maximum of 15’579’296 registered shares, payable in full, each with a nominal value of CHF 0.03, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, members of the Board of Directors, or other person providing services to the Company or a subsidiary.

Art. 3c      Bedingtes Aktienkapital fur Mitarbeiterbeteiligungsplane

Das Aktienkapital kann durch die Ausgabe von höchstens 15’579’296 voll zu liberieren-den Namenaktien im Nennwert von je CHF 0.03 urn höchstens CHF 467’378.88 durch Ausübung von Optionsrechten erhöht werden, welche Mitarbeitenden der Gesellschaft oder ihrer Tochtergesellschaften, Personen In vergleichbaren Positionen, Beratern, Verwal-tungsratsmitgliedern oder anderen Personen, welche Dienstleistungen zu Gunsten der Gesellschaft erbringen, gewährt wurden.

Shareholders’ subscription rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Diese neuen Namenaktien können zu einem Preis unter dem ak-tuellen Marktpreis ausgegeben werden. Der Verwaltungsrat legt die qenauen Bedingungen für die Ausgabe, einschliesslich des Ausgabepreises der Aktien fest.

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The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.

Der Erwerb von Namenaktien im Zusam-menhang. der Mitarbeiterbeteiligung sowie samtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 4 der Statuten.

Art. 3d      Contribution in Kind

The Company takes over at the capital increase as of 1 April 2015 and according to the contribution in kind agreement as of 11 March 2015 from Rodger Novak 1’600, according to the contribution in kind agreement as of 10 March 2015 from Shaun Foy 1’000, according to the contribution in kind agreement as of 10 March 2015 from Andrea Corcoran 100, according to the contribution in kind agreement as of 11 March 2015 from Chad Cowan 200, according to the contribution in kind agreement as of 12 March 2015 from Matthew Porteus 600, according to the contribution in kind agreement as of 12 March 2015 from Daniel G. Anderson, Inc. 600, according to the contribution in kind agreement as of 12 March 2015 from Craig Mello 500, thus, altogether 4’600 shares as well as according to the contribution in kind agreement as of 18 March 2015 from FAY PARTICIPATION CORP. 1’400 entitlements to shares, all with a nominal value of GPB 0.001 each of Tracr Hematology Limited, in Stevenage (UK), and the contributors receive 590’428 shares (Common Shares) in the Company with nominal value of CHF 0.10 each as follows:

Rodger Novak                                157’449

Shaun Foy                                      98’405

Andrea Corcoran                            9’840

Chad Cowan                                  19’681

Matthew Porteus                            59’043

Daniel G. Anderson, Inc.                59’043

Craig Mello                                     49’202

FAY PARTICIPATION CORP.        137’765.

Art. 3d      Sacheinlage

Die Gesellschaft übemimmt anlässlich der Kapitalerhöhung vom 1. April 2015 und gemäss Sacheinlagevertrag vom 11. März 2015 von Rodger Novak 1’600, gemäss Sacheinlagevertrag vom 10. März 2015 von Shaun Foy 1’000, gemäss Sacheinlagevertrag vom 10. März 2015 von Andrea Corcoran 100, gemäss Sacheinlagevertrag vom 11. März 2015 von Chad Cowan 200, gemäss Sacheinlagevertrag vom 12. März 2015 von Matthew Porteus 600, gemäss Sacheinlagevertrag vom 12; März 2015 von Daniel G. Anderson, Inc. 600, gemäss Sacheinlagevertrag vom 12. März 2015 von Craig Mello 500, demnach insgesamt 4’600 Aktien, sowie gemäss Sacheinlagevertrag vom 18. März 2015 von FAY PARTICIPATION CORP. 1’400 Anrechte auf Aktien, alle im Nennwert von je GPB 0.001 der Tracr Hematology Limited, in Stevenage (UK), wofur die Sacheinleger insgesamt 590’428 Namenaktien (Stammaktien) der Gesellschaft im Nennwert von je CHF 0.10 wie folgt erhalten:

Rodger Novak                                     157’449

Shaun Foy                                           98’405

Andrea Corcoran                                 9’840

Chad Cowan                                       19’681

Matthew Porteus                                 59’043

Daniel G. Anderson, Inc.                     59’043

Craig Mello                                          49’202

FAY PARTICIPATION CORP.            137’765.

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Art. 4      Share Register

The Company shall maintain a share register in which it shall register the name, first name and place of residence (in,case of legal persons the place of incorporation) of the owners and usufructuaries of its registered shares. Natural and legal persons as well as legal representatives of minors etc. entitled by law to the voting rights of a share which they do not own will be noted in the share register upon request.

Upon request, acquirers of shares will be registered in the share register without limitation as shareholders if they expressly certify that they acquired the shares in their own name and for their own account.

Persons who do not expressly declare in the registration application that they are holding the shares on their own account (thereafter: nominees) shall forthwith be entered on the share register as shareholders with voting rights up to a maximum of 3 percent of the share capital. Beyond that limit, registered shares of nominees shall only be entered as voting if the nominees in question confirm in writing that they are willing to disclose the names, addresses and shareholdings of the persons on whose account they hold 0.5 percent or more of the share capital. The Board of Directors concludes agreements with nominees that among other things govern the representation of shareholders and the voting rights.

After hearing the registered shareholder or nominee, the Board of Directors may remove entries in the share register with retroactive effect as per the date of entry, if such entry was based on false information. The party affected must be informed of such, removal immediately.

Art. 4      Aktienbuch

Die Gesellschaft führt ein Aktienbuch, worin die Eigentumer und Nutzniesser von Namenaktien mit Namen, Vornamen und Wohnort (bei juristischen Personen Sitz) eingetragen werden. Natürliche und juristische Personen sowie gesetzliche Vertreter von Minderjährigen usw., welchen kraft Gesetzes Stimmrechte eines Anteils zukommen, den sie nicht besitzen, werden auf Anfrage im Aktienregister angemerkt.

Erwerber von Aktien werden auf Gesuch hin ohne Begrenzung als Aktionäre mit Stimmrecht im Aktienregister eingetragen, falls sie ausdrucklich erklären, die Aktien im eigenen Namen und auf eigene Rechnung erworben zu haben.

Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Aktien fur eigene Rechnung zu halten (nachstehend: Nominees) werden ohne weiteres bis maximal 3% des jeweils ausstehenden Aktienkapitals mit Stimmrecht im Aktienbuch eingetragen. liber diese Limite hinaus werden Namenaktien von Nominees nur dann mit Stimmrecht eingetragen, wenn sich der betreffende Nominee schriftlich bereit erklärt, gegebenenfalls die Namen, Adressen und Aktienbestande derjenigen Person offenzulegen, fur deren Rechnung er 0.5% oder mehr des jeweils ausstehenden Aktienkapitals hält. Der Verwaltungsrat schliesst mit Nominees Vereinbarungen ab, die unter anderem die Vertretung der Aktionäre und der Stimmrechte regeln.

Nach Anhörung des eingetragenen Aktionärs oder Nominees, kann der Verwaltungsrat die Eintragungen im Aktienregister rückwirkend nach dem Datum der Eintragung entfernen, wenn ein solcher Eintrag aufgrund falscher Angaben erfolgte. Der Betroffene muss über eine solche Entfernung sofort informiert werden.

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No individual or legal entity may, directly or indirectly, formally, constructively or beneficially own (as defined in the next paragraph below) or otherwise control voting rights (“Controlled Shares”) with respect to

15 % or more of the registered share capital recorded in the Commercial Register except if such individual or legal entity has submitted prior to the acquisition of such Controlled Shares an orderly tender offer to all shareholders with a minimum price of the higher of (i) the volume weighted average price of the last 60 trading days prior to the publication of the tender offer or (ii) the highest price paid by such individual or legal entity in the 12 months preceding to the publication of the tender offer. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 15 % and not benefiting from the exemptiori regarding a tender offer shall be entered in the share register as shares without voting rights.

Weder eine Einzelperson, noch eine juristi-sche Person kann, direkt oder indirekt, formell, konstruktiv oder vorteilhaft (wie im nächsten Abschnitt unten definiert) oder sonst wie das Stimmrecht (“Kontrollierte Aktien”) hinsichtlich 15% oder mehr des im Handelsregister registrierten Aktienkapitals innehaben oder kontrollieren. Eine Ausnah-me besteht dann, wenn diese Einzelperson oder juristische Person vor der Übernahme solcher Kontrollierter Aktien alien Aktionären eine ordentliche Offerte mit einem Minimalpreis stellt, wovon der hohere Preis, der entweder (i) dem gewichteten Durch-schnittskurs der letzten 60 Handelstage vor der Veröffentlichung der Übernahmeofferte oder (ii) dem höchsten bezahlten Preis durch diese Einzelperson oder juristische Person während der 12 Monate vor der Veröffentlichung der Übernahmeofferte entspricht, der relevante Preis darstellt. Die durch Kapital, Stimmrecht, gemeinsame Führung oder in anderer Weise oder durch Beitritt zur Übernahme der Aktien verbundenen Personen, sind als eine Person zu betrachten. Die Namenaktien, welche die Limite von 15 % ubersteigen und nicht von der Ausnahme mit Bezug auf die Übernahmeofferte profitieren, sollen im Aktienbuch als Aktien ohne Stimmrecht verzeichnet werden.

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For the purposes of this Article 4, “Controlled Shares” in reference to any individual or entity means:

(a)       all shares of the Company directly, indirectly or constructively owned by such individual or entity; provided that

(i)       shares owned, directly or indirectly, by or for a partnership, or trust or estate will be considered as being owned proportionately by its partners, or beneficiaries; and

(ii)      shares owned, directly or indirectly, by or for a corporation will be considered as being owned proportionately by any shareholder owning 50% or more of the outstanding voting shares of such corporation; and

(iii)      shares subject to options, warrants or other similar rights shall be deemed to be owned; and

(b)       all shares of the Company directly, indirectly or beneficially owned by such individual or entity; provided that

(i)       a beneficial owner of a security includes, any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise alone or together with other such persons has or shares;

(1)      voting power which includes the power to vote, or to direct the voting of, such security; and/or

(2)investment power which includes the power to dispose, or to direct the disposition of, such security.

(ii)      Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association shall be deemed to be the beneficial owner of such shares.

(iii)       A person shall be deemed to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of such shares within 60 days, including but not limited to any right acquired: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar ar-rangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

The limit of 15 % of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased preemptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 15 % shall be entered in the share register as shares without voting rights.

The Board of Directors may in special cases approve exceptions to the above regulations. The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information.

Im Rahmen dieses Art. 4 bedeuten “Kontrollierte Aktien” in Bezug auf jegliche Einzelperson oder juristische Person:

(a)       alle Aktien der Gesellschaft, die direkt, indirekt oder konstruktiv von einer sol-chen Einzelperson oder juristischen Person gehalten werden; vorausgesetzt dass

(i)       Aktien, die direkt oder indirekt durch oder für eine Personengesell-schaft oder einen Trust oder eine Vermögensmasse gehalten werden, proportional auf die Partner oder Begünstigten aufgeteilt werden; und

(ii)       Aktien, die direkt oder indirekt durch oder für eine Gesellschaft gehalten werden, proportional auf jeden Aktionär, der 50% oder mehr der ausgegebenen Stimmrechtsaktien besitzt, aufgeteilt werden; und

(iii)      Aktien, die in Abhängigkeit zu Opti-onen, Bezugsrechten oder anderen ähnlichen Rechten stehen, als Eigentum gelten; und

(b)       alle Aktien der Gesellschaft, die direkt, indirekt oder vorteilhaft durch eine solche Einzelperson oder eine juristische Person gehalten werden, vorausgesetzt dass

(i)      ein begünstigter Eigentümer eines Wertpapiers jede Person umfasst, die direkt oder indirekt, durch jede Art von Vertrag, Vereinbarung, Einvernehmen, Bindung oder anderweitig allein oder mit anderen Personen gemeinsam hat oder teilt:

(1)      das Stimmrecht, welches das Recht zur Stimmabgabe, oder zur Leitung der Stimme eines solchen Wertpapiers umfasst; und/oder

(2)      das Investitionsrecht, welches die Verfügungsmacht oder ein Recht zur Bestimmung uber die Verfügung eines solchen Wertpapiers umfasst.

(ii)      Jede Person, die, direkt oder indirekt, einen Trust, Stellvertretung, Vollmacht, Pooling-Vertrag oder jede andere Form von Vertrag, mit dem Zweck oder Ziel schafft oder benutzt, um eine Person von ihren wirtschaftlichen Begünstigungen aus dem Eigentum an den Aktien der Gesellschaft zu entheben oder zur Verhinderung der Ausübung eines solchen begünstigenden Eigentums als Teil eines Plans oder Vorhabens zur Umgehung der Regelungen in diesen Statuten, soil als begünstigter Eigentümer solcher Aktien gesehen werden.

(iii)       Eine Person soil als begünstigter Eigentümer von Aktien eingestuft werden, wenn diese Person das Recht hat, ein begünstigendes Eigentum an solchen Aktien innerhalb von 60 Tagen zu erwerben, inklusive, aber nicht beschränkt auf jegliches erworbenes Recht: (A) durch die Ausübung jeglicher Option, jedes Bezugsrechts oder sonstigen Rechts; (B) durch die Umwandlung eines Wertpapiers; (C) aufgrund der Befugnis, einen Trust, ein Vermögensverwaltungskonto oder ähnliche Verhältnisse zu widerrufen oder (D) in Zusammenhang mit der automatischen Auflösung eines Trusts, Vermögensverwaltungskontos oder eines ähnlichen Verhältnisses.

Die Grenze von 15 % des eingetragenen Aktienkapitals gilt auch für zur Zeichnung von, oder Akquisition von Namenaktien durch Ausübung einer Option oder umwandelbaren Rechte, welche aus Namen- oder Inhaberak-tien hervor gehen oder jeder anderen von der Gesellschaft oder Dritten ausgegebenen Sicherheit, sowie durch die Ausübung von erworbenen Vorkaufsrechten, welche entweder aus Namen- oder Inhaberaktien hervor-gehen. Die Namenaktien, welche die Grenze von 15% übersteigen, sind im Aktienbuch als Aktien ohne Stimmrecht einzutragen.

Der Verwaltungsrat kann in besonderen Fällen Ausnahmen zu den oben genannten Regelungen genehmigen, Der Verwaltungsrat ist zusätzlich berechtigt, nach angemessener Anhörung der betreffenden Person, Einträge ins Aktienbuch, welche aufgrund falscher Informationen erfolgten, rückwirkend zu 16-schen.

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Art. 5      Share Certificates and Intermediated Securities

The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Under the conditions set forth by statutory law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders.

The shareholder has no right to demand a conversion of the form of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

The transfer, of intermediated securities based on the Company’s shares and the pledging of these intermediated securities shall be based on the provisions of the Swiss Federal Intermediated Securities Act. Transfer of propriety as collateral by means of written assignment is not permitted.

Art. 5      Aktienzertifikate und
Bucheffekten

Die Gesellschaft kann ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten ausgeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorhaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln.

Der Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.

Die Übertragung von Bucheffekten, denen Aktien der Gesellschaft zugrunde liegen, und die Bestellung von Sicherheiten an diesen Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Eine Übertragung des Eigentums am Titel durch schriftliche Abtretungserklärung (Zession) ist ausgeschlossen.

Art. 6      Exercise of Shareholders Rights

The shares are indivisible and the Company recognizes only one single representative per share.

The tight to vote and the other rights pertaining to a registered share may only be exercised by a shareholder, a usufructuary or a nominee who is registered with the right to vote in the share register and by persons who. are’entitled by law to the voting rights of a share.

Art. 6      Ausübung von Aktionärsrechten

Die Aktien sind unteilbar und die Gesellschaft anerkennt nur einen einzigen Vertreter pro Aktie.

Das Stimmrecht und die anderen zu einer Namenaktien gehörenden Rechte dürfen nur von einem Aktionär, einem Nutzniesser oder Nominee, dessen Stimmrecht im Aktienregister eingetragen ist und von Personen, welchen kraft Gesetzes die Stimmrechte einer Aktie zustehen, ausgeübt werden.

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Ill. CORPORATE STRUCTURE	III. ORGANISATION DER GESELLSCHAFT
Art. 7 Corporate Bodies The corporate bodies are: A. the General Meeting; B. the Board of Directors; C. the Auditors.	Art. 7 Gliederung Gesellschaftsorgane: A. Generalversammlung; B. Verwaltungsrat; C. Revisionsstelle.

IV. THE GENERAL MEETING	IV. GENERALVERSAMMLUNG
Art.8 Powers The General. Meeting is the supreme body of the Company. It has the following non delegable powers:	Art. 8 Befugnisse Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende un-übertragbare Befugnisse zu:

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a)      to adopt and amend the Articles of association (Art. 651a, 652g, 653g und 653i CO remain reserved);

b)      to elect and remove the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;

c)      to approve the management report and the annual accounts and to determine the allocation of profits, in particular with regard to dividends and bonus payments;

d)      to discharge the members of the Board of Directors and of the Executive Committee;

e)      to approve the total compensation paid to the Board of Directors and the Executive Committee as per Art. 32 and Art. 32 below;

f)      to pass resolutions concerning all matters which are reserved to the authority of the General Meeting by law or by the Articles of association.

a)      Festsetzung und Änderung der Statuten (Art. 651a, 652g, 653g und 653i OR bleiben vorbehalten);

b)      Wahl und Abberufung der Mitglieder des Verwaltungsrats, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;

c)      Genehmigung des Lageberichts und der Jahresrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;

d)      Entlastung der Mitglieder des Verwal-tungsrates und der Geschäftsleitung;

e)      Genehmigung der Gesamtvergütungen des Verwaltungsrats und der Geschäftsleitung nach Massgabe von Art. 32 und Art. 33 hiernach;

f)      Beschlussfassung uber die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.

Art. 9      Ordinary General Meeting

The Ordinary General Meeting shall be held annualy within six months after the end of the business year at such time?1and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

Art. 9      Ordentliche Generalversammlung

Die ordentliche Generalversammlung findet jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt, zum Zeitpunkt und an einem Ort, der innerhalb oder ausserhalb der Schweiz sein kann, gemäss Festlegung durch den Verwaltungsrat.

Art. 10      Extraordinary General Meeting

Extraordinary General Meetings may be called by resolution of the General Meeting, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital and who submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other, information as would be required to be included in a proxy statement pursuant to the rules of the country where the Company’s shares are primarily listed.

Art. 10      Ausserordentliche Generalversammlung

Ausserordentliche Generalversammlungen können einberufen werden durch Beschluss der ordentlichen Generalversammlung, durch die Revisionsstelle oder den Verwaltungsrat oder durch stimmberechtigte Aktionäre, sofern sie mindestens 10 % des Aktienkapitals erreichen und die Folgendes einreichen: (a)(1) einen unterschriebenen Antrag dieser Aktionäre, welcher die Traktanden angibt, die auf die Traktandenliste gesetzt werden, (2) die entsprechenden Anträge der Aktionäre und (3) den Nachweis der erforderlichen Beteiligung dieser Aktionare aufgrund des Aktien registers und (b) alle anderen Informationen, die für eine Vollmacht nach den Regeln des Landes, in welchem die Aktien des Unternehmens hauptsachiich eingetragen sind, erforderlich wären.

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Art. 11      Notice and Agenda of Shareholders’ Meetings

Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditor, not later than twenty calendar days prior to the date of the General Meeting of Shareholders. Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to Article 46 of these Articles of Association- The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication shall not be computed in the notice period. Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail or e-mail.

Art. 11      Mitteilung und Traktanden der Generalversammlung

Die Mitteilung einer Generalversammlung er-folgt durch den Verwaltungsrat oder gege-benenfalls durch die Revisionsstelle, spatestens zwanzig Kalendertage vor dem Datum der Generalversammlung. Die Mitteilung der Generalversammlung erfolgt durch eine ein-malige Bekanntmachung in den amtlichen Publikationsmittein der Gesellschaft gemass Artikel 46 dieser Statuten. Die Frist gilt als einqehalten, wenn Ankundigung der Generalversammlung im offiziellen Publikationsmittel veroffentlicht wurde, wobei das Datum der Veroffentlichung nicht in die Mitteilungsfrist eingerechnet werden darf. Eingetragene Aktionare konnen zusatzlich per Post oder E-Mail über die Generalversammlung informiert werden.

The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.

Die Mitteilung der Generalversammlung hat die Traktanden und die Antrage des Verwal-tungsrates und der Aktionare, welche beantragt haben, dass eine Generalversammlung abgehalten werden oder ein Traktandum auf die Traktandenliste gesetzt werden soil zu enthalten sowie, im Falle von Wahlen, die Namen der Kandidaten, welche auf den Wahlzettel gesetzt wurden.

The Board of Directors shall state the matters on the agenda.	Der Verwaltungsrat setzt die Verhandlungs-gegenstande auf die Traktandenliste.

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Shareholders who represent an aggregate of at least 10 percent of the share capital or together representing shares with a nominal value of 1 million Swiss francs may demand that an item be placed on the agenda of a General Meeting of Shareholders. A request for inclusion of an item on the agenda must be. requested in writing  delivered to or mailed and received at the registered office of the Company at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s ordinary General Meeting of Shareholders. However, if no ordinary General Meeting of Shareholders was held in the previous year or if the date of the ordinary General Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, request for inclusion of an item on the agenda must be requested not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual General Meeting or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual General Meeting. To be timely for an extraordinary General

Meeting, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the registered office of the Company not fewer than the later of (i) 120 calendar days before the date of the extraordinary General Meeting of Shareholders or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated extraordinary General Meeting of Shareholders.

Aktionare, welche insgesamt mindestens 10 Prozent des Aktienkapitals vertreten oder gemeinsam Aktien mit einem Nominalwert von CHF 1 Million vertreten, konnen verlangen, dass ein Traktandum auf die Traktandenliste der  Generalversammlung aufgenommen wird. Das Aufnahmegesuch fur ein Traktandum auf der Traktandenliste muss schriftlich eingereicht oder per E-mail gesendet und am Sitz der Gesellschaft empfangen werden. Dies hat mindestens 120 Kalendertage vor dem ersten Jahrestag der Veroffentlichung der Stimmrechtsinformationen an die Aktionare der Gesellschaft in Verbindung mit der Generalversammlung des vergangenen Jahres zu erfolgen. Fur den Fall, dass im vorangegangenen Jahr keine ordentliche Generalversammlung stattgefunden hat oder das Datum der ordentlichen Generalversammlung urn mehr als 30 Kalendertage vom zum Zeitpunkt der letztjahrigen Stimmrechtsvollmacht definierten Datum verschoben wurde, hat das Aufnahmebegehren spatestens (i) 150 Kalendertage vor dem angedachten Termin fur die jahrliche Gene- | ralversammlung oder (ii) am Tag, der zehn Kalendertage nach der ersten offentlichen Bekanntmachung oder anderweitigen Be-nachrichtigung der Aktionare uber den ange-dachten Termin fur die jahrliche Generalversammlung liegt, zu erfolgen. Urn ein Auf-nahmegesuch im Rahmen einer ausseror-dentlichen Generalversammlung rechtzeitig zu stellen, muss der Aktionar den Sekretar der Gesellschaft spatestens (i) 120 Kalendertage vor dem Termin der ausserordentlichen Generalversammlung oder (ii) am Tag, der zehn Kalendertage nach der ersten offentlichen Bekanntmachung oder anderweitigen Benachrichtigung der Aktionare Qber den angedachten Termin fur die ausseror-dentliche Generalversammlung liegt, per eingegangener schriftlicher Nachricht oder Email am Firmensitz informieren.

Each request for inclusion of an item on the agenda must include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company’s register of shareholders, of the shareholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by such shareholder; (iv) the dates upon which the shareholder acquired such shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of such shareholder in such business; and (vii) a statement in support of the matter and, for proposals sought to be included in the Company’s proxy statement, any other information required by Securities and Exchange Commission Rule “14a-8”.

Jeder Antrag auf Aufnahme eines Trak-tandums hat zu enthalten: (i) eine kurze Zusammenfassung des Geschafts, welches der Generalversammlung vorgelegt werden soli, sowie eine Begrundung, weshalb an der Ver-sammlung daruber entschieden werden soli; (ii) den Namen und die Adresse des Gesuchstellenden Aktionars, wie sie im Aktienbuch der Gesellschaft eingetragen sind; (iii) die Anzahl Aktien der Gesellschaft, die in der wirtschaftlichen Berechtigung des Aktionars stehen; (iv) die Daten, an denen der Aktionar seine Aktien erworben hat; (v) erforderliche Nachweise bei allfalligen Anspruchen von wirtschaftlicher Berechtigung; (vi) jegliches materielle Interesse des Aktionars im Zusammenhang mit diesem Geschaft; und (vii) eine Stellungnahme zum fraglichen Punkt und, fur Antrage, welche der Aktionarsinformation durch die Gesellschaft beigefugt werden sollen, jede andere Information, welche die Securities and Exchange Commission Rule “14a-8” verlangt.

In addition, if the shareholder intends to solicit proxies from the shareholders of the Company, such shareholder shall notify the Company of this intent in accordance with Securities and Exchange Commission Rule “14a-4” and/or Rule “14a-8”.

Fur den Fall, dass ein Aktionar gedenkt, die Stimmrechtsvertretung von anderen Aktionaren der Gesellschaft zu erlangen, hat dieser Aktionar die Gesellschaft uber diese Absicht gemass der Securities and Exchange Commission Rule “14a-4” und/oder Rule “14a-8” zu informieren.

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No resolution may be passed at a General Meeting of Shareholders concerning an item in relation to which due notice was not given. Proposals made during a General Meeting of

Shareholders to (i) convene a extraordinary General Meeting or (ii) initiate a special investigation in accordance with article 697a of the Swiss Code of Obligations are not subject to the due notice requirement set forth herein.

An der Generalversammlung darf kein Be-schluss iiber ein Traktandum getroffen werden, uber den nicht mit entsprechender Vorlaufzeit informiert worden ist. Antrage, die wahrend der Generalversammlung gestellt werden, fuhren zu (i) einer ausserordentlichen Generalversammlung oder (ii) einer speziellen Untersuchung gemass Art. 697a OR und unterliegen nicht der hie.rin geforderten Voraussetzung der rechtzeitigen Information.

No advance notice is required to propose motions on duly notified agenda items and to debate items without passing resolutions.	Zur Stellung von Antragen im Rahmen der Verhandlungsgegenstande und zu verhandlungen ohne Beschlussfassung bedarf es keiner vorherigen Ankundigung.

Art. 12      Documentation

The annual business report, the compensation report and the Auditor’s report must be submitted for examination by the shareholders at the registered office of the Company at least 20 days prior to the date of the Ordinary General Meeting. Each shareholder may request that a copy of this documentation be sent to him promptly. Such reference shall be included in the invitation to the General Meeting.

Art. 12       Unterlagen

Spatestens zwanzig Tage vor der ordentli-chen Generalversammlung sind der Geschaftsbericht, der Vergutungsbericht und der Revisionsbericht am Sitz der Gesellschaft zur Einsicht der Aktionare aufzulegen. Jeder Aktionar kann verlangen, dass ihm unverzuglich eine Kopie dieser Unterlagen zugestellt wird. In der Einberufung zur Generalversammlung ist hierauf hinzuweisen.

Art. 13      Meeting of All Shareholders

Shareholders or their proxies representing all shares issued may hold a General Meeting without observing the formalities required for calling a meeting, unless objection is raised. At such a meeting, discussions may be held and resolutions passed on all matters within the scope of the powers of a General Meeting for so long as the shareholders or proxies representing all shares issued are present.

Art.13      Universalversammlung

Die Eigentumer oder Vertreter samtlicher Aktien konnen, falls keih Widerspruch erho-ben wird, eine Generalversammlung ohne Einhaltung der fur die Einberufung vorge-schriebenen Formvorschriften abhalten (Universalversammlung). Solange die Eigentumer oder Vertreter samtlicher Aktien anwe-send sind, kann in dieser Versammlung über alle in den Geschaftskreis der Generalversammlung fallenden Gegenstande verhandelt und gtiltig Beschluss gefasst werden.

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Art 14      Chairman, Secretary, Scrutineers

The Chairman of the Board of Directors shall preside over the General Meeting. In his absence, a member of the Board of Directors or another Chairman of the Meeting designated by the General Meeting shall preside.

The Chairman of the Meeting shall designate a Secretary and the scrutineers who need not be shareholders.

Art. 14      Vorsitz, Protokollfiihrer, Stimmenzahler

Den Vorsitz der Generalversammlung fiihrt der President, bei dessen Verhinderung ein anderes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung gewahlter Tagesprasident.

Der Vorsitzende bezeichnet den Protokollfuh-rer und die Stimmenzahler, die nicht Aktionare zu sein brauchen.

Art.      15 Minutes

The Board of Directors is responsible for the keeping of the minutes of the Meeting, which shall state the number, kind, nominal value of shares represented by the shareholders, by the corporate bodies and by the independent proxy and gives information on resolutions passed, elections, requests for information and information as well as declarations given by the shareholders. The minutes shall be signed by the Chairman and the Secretary.

The shareholders are entitled to inspect the minutes.

Art. 15      Protokoll

Der Verwaltungsrat sorgt fur die Fuhrung des Protokolls iiber die Generalversammlung, welches Anzahl, Art, Nennwert und Kategorie der von den Aktionaren, von den Or-ganen und von unabhangigen Stimmrechtsvertretern vertretene Aktien festhalt und Aufschluss iiber Beschlusse, Wahlergebnisse, Begehren urn Auskunft und die darauf erteilten Auskunfte sowie die von den Aktionaren zu Protokoll gegebenen Erklarungen gibt. Das Protokoll wird vom Vorsitzenden und vom Protokollfiihrer unterzeichnet.

Die Aktionare sind berechtigt, das Protokoll einzusehen.

Art.16      Right to Vote

Each share entitles to one vote.

Each shareholder may be represented at a General Meeting by any person who is so authorized by a written proxy. A proxy need not be a shareholder.

Each shareholder may be represented by the Independent Proxy. The requirements regarding proxies and instructions are determined by the Board of Directors.

Art.16      Stimmrecht

Jede Aktie berechtigt zu einer Stimme.

Jeder Aktionar kann sich in der Generalversammlung aufgrund einer schriftlichen Voll-macht durch eine andere handlungsfahige Person vertreten lassen, die nicht Aktionar zu sein braucht.

Jeder Aktionar kann sich vom unabhangigen Stimmrechtsvertreter vertreten lassen. Die Anforderungen an Vollmachten und Weisungen werden vom Verwaltungsrat festgelegt.

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Art. 17      Resolutions and Elections

All voting and elections are hold openly or electronically. A written voting or election shall be held if instructed so by the Chairman or if decided by the General Meeting.

The General Meeting shall pass its resolutions and carry out its elections with the simple majority of the votes cast regardless of abstentions and empty or invalid votes, unless law or articles of association state otherwise, In the event of tie votes, the request shall be refused. The Chairman shall not have a casting vote.

A resolution of the General Meeting passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:

Art. 17      Beschlussfassung und Wahlen

Die Abstimmungen und Wahlen erfolgen offen oder elektronisch. Eine schriftliche Abstimmung oder Wahl wird durchgefuhrt, wenn dies vom Vorsitzenden angeordnet oder von der Generalversammlung beschlossen wird.

Die Generalversammlung fasst ihre Beschlusse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der einfachen Mehrheit der abgegebenen Aktienstimmen ohne Beruck-sichtigung von Stimmenthaltungen oder leer eingelegten oder ungultigen Stimmen. Bei Stimmengleichheit gilt ein Antrag als abgelehnt. Dem Vorsitzenden steht kein Stichentscheid zu.

Ein Beschluss der Generalversammlung, durch mindestens zwei Drittel der vertretenen Aktienstimmen und die absolute Mehrheit der vertretenen Aktiennennwerte, ist erforderlich fur:

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a)      The cases listed in art. 704 para. 1 CO, i.e.:

(i)      the change of the company purpose;

(ii)      the creation of shares with privileged voting rights;

(iii)      the restriction of the transferability of registered shares;

(iv)      an increase of capital, authorized or subject to a condition;

(v)      an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;

(vi)      the limitation or withdrawal of subscription rights;

(vii)      the change of the domicile of the Company; and

(viii)      the liquidation of the Company;

b)      the merger, de-merger or conversion of the Company (subject to mandatory law);

c)      the alleviating or withdrawal of restrictions upon the transfer of registered shares;

d)      the conversion of registered shares into bearer shares and vice versa; and

e)      the amendment or elimination of the provisions of Article 4 and 29 of the Articles of Association as well as those contained in this Article 17.

a)      die Falle gemass Art. 704 Abs. 1 OR:

(i)      die Anderung des Gesellschafts-zweckes;

(ii)      die Einfuhrung von Stimmrechtsaktien;

(iii)      die Beschrankung der Ubertragbarkeit von Namenaktien;

(iv)      eine genehmigte oder eine bedingte Kapitalerhohung;

(v)      die Kapitalerhohung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachubernahme und die Gewahrung von besonderen Vorteilen;

(vi)      die Einschrankung oder Aufhebung des Bezugsrechtes;

(vii)      die Verlegung des Sitzes der Gesellschaft; et

(viii)      die Auflosung der Gesellschaft;

b)      die Fusion, Spaltung oder Umwandlung der Gesellschaft (vorbehalten zwingender gesetzlicher Bestimmungen);

c)      die Erleichterung oder den Entzug der Beschrankungen betreffend die Ubertragung von Namenaktien;

d)      die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt; und

e)      die Anderung oder Aufhebung der Best-immungen der Artikel 4 und 29 der Statuten sowie dieses Artikels 17.

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Art. 18 Votes on Compensation

Each year, the General Meeting separately approves the total maximum amounts proposed by the Board of Directors pursuant to Art. 31 and 32 of the Articles of Association for:

a)      the non-performance-related compensation of the Board of Directors for the next term of office;

b)      a possible additional compensation of the Board of Directors for the preceding business year;

c)      the non-performance-related compensation of the Executive Committee for the 12-month period starting on 1 July following the General Meeting;

d)      the variable compensation for the Executive Committee for the current year; and

e)      the grant of options or shares in the Company to the Board of Directors and the Executive Committee.

The respective total compensation amounts include all social security and occupational pension contributions for the benefit of the members of the Board of Directors, the Executive Committee and the Company.

If the General Meeting refuses to approve a respective motion by the Board of Directors, the Board of Directors may either submit a new motion at the same meeting or determine a maximum total remuneration or several maximum partial remunerations, subject to the relevant principles of the compensation, or submit a new motion to the next General Meeting for approval. The Company may pay remunerations within the framework of the maximum total or partial remuneration and subject to the approval by the General Meeting.

Art. 18 Abstimmung über Vergütungen

Die Generalversammlung genehmigt jahrlich separat und auf Antrag des Verwaltungsrats die maximalen Vergutungen gemass Art. 32 und 33 der Statuten betreffend:

a)      die nicht-erfolgsabhangige Vergutung des Verwaltungsrates fur die Zeitperiode bis zur nachsten Generalversammlung;

b)      eine allfallige zusatzliche Vergutung fur den Verwaltungsrat fur das abgeschlossene Geschaftsjahr;

c)      die nicht-erfolgsabhangige Vergutung der Geschaftsleitung fur die Zeitperiode von 12 Monaten, welche an dem der Generalversammlung folgenden 1. Juli beginnt;

d)      die variable Vergutung der Geschaftsleitung fur das laufende Geschaftsjahr; und

e)      die Gewahrung von Optionen oder Aktien der Gesellschaft an den Verwaltungsrat oder die Geschaftsleitung.

Die entsprechenden Gesamtvergutungen umfassen samtliche Beitrage zugunsten des Verwaltungsrats und der Geschaftsleitung an die Sozialversicherung und die Berufliche Vorsorge.

Lehnt die Generalversammlung einen entsprechenden Antrag des Verwaltungsrats ab, kann der Verwaltungsrat entweder an der gleichen Versammlung einen neuen Antrag stellen, eine ausserordentliche Generalversammlung einberufen oder einen maximalen Gesamtbetrag oder mehrere maximale Teilbetrage unter Berucksichtigung der relevan-ten Grundsatze festsetzen und der nachsten Generalversammlung zur Genehmigung vorlegen. Die Gesellschaft kann im Rahmen des maximalen Gesamt- oder Teilbetrages und unter Vorbehalt der Genehmigung durch die Generalversammlung Vergutungen ausrichten.

Art. 19      Independent Proxy

The Independent Proxy shall be elected by the Ordinary General Meeting for a term of one year until the end of the next Ordinary General Meeting. Re-election is permitted. The Independent Proxy informs the Company about number, type, par value and category of the represented shares. The Chairman of the Board discloses the information to the General Meeting. The other duties of the Independent Proxy are determined by the applicable statutory provisions.

Art. 19      Unabhangiger Stimmrechtsvertreter

Der Unabhangige Stimmrechtsvertreter wird von der ordentlichen Generalversammlung fur eine Amtsdauer von einem Jahr bis zum Ende der nachsten ordentlichen Generalversammlung gewahlt. Wiederwahl ist moglich. Der Unabhangige Stimmrechtsvertreter informiert die Gesellschaft uber Anzahl, Art, Nennwert und Kategorie der vertretenen Aktien. Der President des Verwaltungsrats gibt diese Informationen der Generalversammlung bekannt. Die Pflichten des Unabhangigen Stimmrechtsvertreters ergeben sich aus den anwendbaren gesetzlichen Bestimmungen.

V. BOARD OF DIRECTORS	V. VERWALTUNGSRAT

Art. 20      Number of Members, Term of Office

The Board of Directors shall consist of at least 3 and not more than 9 members. The chairman and the members of the Board of Directors are individually elected by the General Meeting for a term of one year until the end of the next Ordinary General Meeting, provided that he/she does not resign or is not replaced during his term.

The members of the Board of Directors may be re-elected without limitation. The maximum age limit of members of the Board shall be 75 years. When a member of the Board of Directors reaches this age limit during his term of office, such term shall automatically extend to the next ordinary shareholders’ meeting. The shareholders’ meeting may resolve to grant an exception to the age limit.

Art. 20      Anzahl der Mitglieder, Amtsdauer

Der Verwaltungsrat besteht aus mindestens 3 und hochstens 9 Mitgliedern. Der President sowie die Mitglieder des Verwaltungsrates werden jeweils für die Dauer von einem Jahr bis zum Ende der nachsten ordentlichen Generalversammlung einzeln gewahlt. Vorbehalten bleiben vorheriger Rucktritt oder Abberufung.

Die Mitglieder des Verwaltungsrates sind jederzeit wieder wahlbar. Die oberste Altersqrenze von Mitgliedern des Verwaltungsrats betragt 75 Jahre. Wenn ein Mitglied des Verwaltungsrats diese Altersgrenze wahrend seiner Amtszeit erreicht, wird diese automatisch zur nachsten ordentlichen Generalversammlung verlangert. Die Generalversammlung kann eine Ausnahme von der Altersgrenze beschliessen.

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Art. 21 Constitution Subject to the powers of the General Meeting, the Board of Directors determines its own organization. It appoints a Secretary who needs not be a member of the Board of Directors.

Art.21      Konstituierung

Der Verwaltungsrat konstituiert sich vorbehaltlich der Befugnisse der Generalversammlung selbst. Er bezeichnet insbesondere einen Sekretar, der nicht Mitglied des Verwaltungsrates sein muss.

Art. 22      Function, Organization

It is the Board of Director’s duty to lead the Company and to supervise the management. The Board of Director represents the Company and may take decisions to all affairs which are not assigned to any other body of the Company by law, the Articles of association or Regulations.

The Board of Directors shall adopt the organizational regulations and the corresponding contractual relationships.

Art. 22      Funktion, Organisation

Dem Verwaltungsrat obliegt die oberste Leitung der Gesellschaft und die Uberwachung der Geschaftsfuhrung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft ubertragen sind.

Der Verwaltungsrat erlasst das Organisationsreglement und ordnet die entsprechenden Vertragsverhaltnisse.

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Art. 23      Powers

The Board of Directors has the following nondelegable and inalienable duties:

a)      the overall management of the company and the issuing of all necessary directives;

b)      the determination of the company’s organisation;

c)      the organisation of the accounting, financial control and financial planning systems as required for management of the company;

d)      the appointment and dismissal of the persons entrusted with the management and representation of the Company and grant of signatures;

e)      the overall supervision of the persons entrusted with managing the company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

f)      the compilation of the annual report, preparation for the general meeting andimplementation of its resolutions;

g)      the preparation of the compensation report and to request approval by the General Meeting regarding compensation of the Board of Directors and the Executive Committee; and

h)      the notification of the court if liabilities “exceed assets.

The Board of Directors may assign responsibility for preparing and implementing its resolutions or monitoring transactions to committees or individual members. It must ensure appropriate reporting to its members.

Art. 23      Aufgaben

Der Verwaltungsrat hat folgende unuber-tragbare und unentziehbare Aufgaben:

a)      Oberleitung der Gesellschaft und Ertei-lung der notigen Weisungen;

b)      Festlegung der Organisation der Gesellschaft;

c)      Organisation des Rechnungswesens, der Finanzkontrolle sowie der Finanz-planung zur Fuhrung der Gesellschaft;

d)      Ernennung und Abberufung der mit der Geschaftsfuhrung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;

e)      Oberaufsicht uber die mit der Geschaftsfuhrung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;

f)      Erstellung des Geschaftsberichtes sowie Vorbereitung der Generalversammlung und Ausfuhrung ihrer Beschlusse;

g)      Erstellung des Vergutungsberichts sowie Antragsstellung betreffend die Genehmigung der Vergutungen des Verwaltungsrats und der Geschaftsleitung an die Generalversammlung;

h)      Benachrichtigung des Richters im Falle der Uberschuldung.

Der Verwaltungsrat kann die Vorbereitung und die Ausfuhrung seiner Beschlusse oder die Uberwachung von Geschaften Ausschtis-sen oder einzelnen Mitgliedern zuweisen. Er hat fur eine angemessene Berichterstattung an seine Mitglieder zu sorgen.

Art. 24 Representation of the Company The, Board of Directors shall assign the persons with signatory power for the Company and the kind of signatory power.	Art. 24 Vertretung der Gesellschaft Der Verwaltungsrat bestimmt die fur die Gesellschaft zeichnungsberechtigten Personen und die Art ihrer Zeichnung.

Art. 25      Delegation

Moreover, the Board of Directors is authorized to delegate, in part or entirely, the management and the representation of the Company, within the limits of the law, to one or more individual directors (Delegates) or to third parties by pursuant to organizational regulations.

Art. 25      Delegation

Der Verwaltungsrat kann die Geschaftsfuhrung und alle Aufgaben und Befugnisse, die ihm nicht durch das Gesetz oder die Statuten zwingend zugewiesen sind, nach Massgabe des Organisationsreglements ganz oder zum Teil an einzelne oder mehrere Mitglieder oder Dritte ubertragen.

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Art, 26      Meetings, Resolutions and Minutes

The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors is determined by the organizational regulations. No presence quorum is required for the approval of the capital increase.

Resolutions may be passed via telephone or videoconference. Resolutions may also be passed by way of circulation, provided that no member requests oral deliberation.

Minutes are kept of the Board’s discussions and resolutions and signed by the chairman and the minute-taker.

Art. 26      Sitzungen, Beschlussfassung und Protokoll

Sitzungsordnung, Beschiussfahigkeit und Beschlussfassung des Verwaltungsrats richten sich nach dem Organisationsreglement. Fürden Feststellungsbeschluss einer Kapitalerhohung ist kein Prasenzquorum erforderlich.

Beschlussfassung via Telefon- oder Video-konferenz ist zulassig. Beschlusse konnen auch auf dem Zirkularweg gefasst werden, sofern nicht ein Mitglied die Durchfuhrung einer Sitzung verlangt.

Uber Verhandlungen und Beschlusse des Verwaltungsrats wird ein Protokoll erstellt, welches vom Vorsitzenden und vom Sekretar des Verwaltungsrates zu unterzeichnen ist.

Art. 27      Disclosure and Right of Inspection

Any member of the Board of Directors may request information on any company business.

Outside meetings, any member may request information from the persons entrusted with managing the company’s business concerning the Company’s business performance and, with the Chairman’s authorization, specific transactions.

Where required for the performance of his duties, any member may request the Chairman to have books of account and documents made available to him for inspection.

If the Chairman refuses a request for information, a request to be heard or an application to inspect documents, the Board of Directors rules on the matter.

Art. 27      Recht auf Auskunft und Einsicht

Jedes Mitglied des Verwaltungsrates kann Auskunft uber alle Angelegenheiten der Gesellschaft verlangen.

Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschaftsfuhrung betrauten Personen Auskunft uber den Geschaftsgang und, mit Ermachtigung des Prasidenten, auch uber einzelne Geschafte verlangen.

Soweit es fur die Erfullung einer Aufgabe er-forderlich ist, kann jedes Mitglied dem Prasi-denten beantragen, dass ihm Bucher und Akten vorgelegt werden.

Weist der President ein Gesuch auf Auskunft, Anhorung oder Einsicht ab, so entscheidet der Verwaltungsrat.

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Art. 28      Compensation Committee

The Compensation Committee shall comprise at least 2 members. The members of the Compensation Committee shall be individually elected by the Ordinary General Meeting from among the members of the Board of Directors for a term of one year until the next Ordinary General Meeting. Re-election is permitted. The Compensation Committee has the following duties;

a)      to draw up principles for compensation of members of the Board of Directors and the Executive Committee and to submit them to the Board of Directors for approval;

b)      to propose to the Board of Directors the resolution to be submitted to the Ordinary General Meeting for the maximum total compensation of the Board of Directors and Executive Committee;

c)      subject to and within the bounds of the maximum compensation approved by the Ordinary General Meeting, to request approval by the Board of Directors of the individual remuneration packages to be paid to members of the Board of Directors and members of the Executive Committee;

d)      to request approval by the Board of Directors regarding the determination of the compensation-related targets for the Executive Committee;

e)      to request approval by the Board of Directors regarding the adjustments to the Articles of association relating to remuneration; and

f)      to prepare the Compensation Report and submit it to the Board of Directors.

The Board of Directors shall set out any further duties and responsibilities vested on the Compensation Committee in the Company’s organizational regulations.

Art. 28      Vergiitungsausschuss

Der Vergutungsausschuss umfasst mindestens 2 Mitglieder. Die Mitglieder des Vergutungsausschusses werden jahrlich von der ordentlichen Generalversammlung aus den Mitgliedern des Verwaltungsrats fur die Dauer von einem Jahr bis zur nachsten ordentlichen Generalversammlung einzeln gewahlt. Wiederwahl ist zulassig. Der Vergutungsausschuss hat folgende Aufgaben:

a)      Ausarbeiten der Grundsatze betreffend Vergutung an den Verwaltungsrat und an die Geschaftsleitung und Vorlegen derselben zur Genehmigung durch den Verwaltungsrat;

b)      Antragstellung an den Verwaltungsrat zur Unterbreitung an die Generalversammlung betreffend Gesamtvergutung des Verwaltungsrats und der Geschaftsleitung;

c)      Antragstellung an den Verwaltungsrat betreffend individuelle Vergutung der Verwaltungsratsmitglieder und der Mitglieder der Geschaftsleitung unter Vorbehalt und im Rahmen der Hohe der Gesamtvergutung;

d)      Antragstellung an den Verwaltungsrat hinsichtlich der fur die Geschaftsleitung vergiitungsrelevanten Ziele;

e)      Antragstellung an den Verwaltungsrat betreffend Anpassung der Statuten hinsichtlich des Vergutungssystems; und

f)      Entwurf des Vergutungsberichts und Unterbreitung des Vergutungsberichts an den Verwaltungsrat.

Der Verwaltungsrat kann weitere Aufgaben und Zustandigkeiten des Vergutungsaus-schusses im Organisationsreglement vorsehen.

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Art. 29      Indemnification

As far as is permissible under applicable law, the Company shall indemnify any current or former member of the Board of Directors, former members of the Executive Committee/ or any person who is serving or has served at the request of the Company as a member of the Board of Directors or member of the Executive Committee (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed actions, suits or proceedings, whether civil, criminal or administrative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a “Proceeding”). This provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or willful or grossly negligent breach of the obligation to act honestly and in good faith with a view to the best interests of the Company.  Notwithstanding  the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.

Art. 29      Schadloshaltung

Soweit gemass anwendbarem Recht zulassig, wird die Gesellschaft jegliche aktuellen oder ehemaligen Verwaltungsratsmitglieder, ehemalige Geschaftsleitungsmitglieder, oder jede Person, die auf Ersuchen der Gesellschaft Verwaltungsratsmitglied oder Geschaftsleitungsmitglied ist oder war (jede einzeln eine “versicherte Person”), gegen alle Kosten, einschliesslich Anwaltsgebuhren, Urteile, Bussen und Ausgleichszahlungen, die tatsachlich und angemessenerweise durch diese Person zu tragen waren, entschadigen, die im Zusammenhang mit angedrohten, an-hangig gemachten oder abgeschlossenen Klagen, Prozesse oder Verfahren, seien diese zivil-, straf- oder administrativrechtlicher Art, bei welchen die versicherte Person Partei war, ist oder es zu werden droht oder sonst wie beteiligt ist (ein “Verfahren”), ent-standen sind. Diese Bestimmung halt die versicherte Person nicht schadlos gegen jegliche Haftung, die aufgrund (a) von Betrug oder Unehrlichkeit im Rahmen der Leistung der versicherten Person bei der Erfullung einer Pflicht gegeniiber der Gesellschaft, oder (b) eines bewussten, absichtlichen oder vorsatzlichen oder grob fahrlassigen Verstosses gegen die Verpflichtung der versicherten Person, ehrlich und in gutem Glauben im Hinblick auf die besten Interessen der Gesellschaft zu handeln, entstanden ist. Ungeachtet des vorstehenden Satzes, ist dieser Absatz nicht anwendbar fur Revisoren oder Sonderrevisioren der Gesellschaft.

In the case of any Proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which a Covered Person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or willful or grossly negligent breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that a court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.

Im Falle eines Verfahrens, durch die oder im Namen der Gesellschaft, wird die Gesellschaft jeder versicherten Personen Aufwendungen, einschliesslich Anwaltskosten, die tatsachlich und angemessenerweise im Zusammenhang mit der Verteidigung oder Beilegung desselben entstanden sind, mit der Ausnahme, dass keine Entschadigung gewahrt werden soli in Bezug auf eine Forderung, ein Problem oder eine Angelegenheit, bei welcher sich eine versicherte Person die Haftung aufgrund von Betrug oder Unehrlichkeit im Rahmen der Leistung der versicherten Person bei der Erfullung einer Pflicht gegeniiber der Gesellschaft, oder fur die be-wusste, absichtliche oder vorsatzliche oder grob zu sein fahrlassige Verletzung seiner Pflichten, ehrlich und in gutem Glauben im Hinblick auf die im besten Interesse der Gesellschaft zu handeln, anrechnen lassen muss, es sei denn, und nur in dem Masse, als ein Gericht, bei dem eine solche Klage oder MaBnahme anhangig gemacht wurde, auf Antrag feststellt, dass trotz der Zurechnung der Haftung, aber in Anbetracht alter Umstande des Einzelfalls, die versicherte Person gerechter- und vernunftigerweise Anspruch auf Schadloshaltung hat, in einem Masse, als es das Gericht fur angemessen halt. Ungeachtet des vorstehenden Satzes, ist dieser Absatz nicht anwendbar fur Revisoren oder Sonderrevisioren der Gesellschaft.

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Any indemnification under this Article 29 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable Standard of conduct set forth in this Article 29. Such determination shall be made, with respect to a Covered Person (a) by a majority vote of the members of the Board of Directors who are not parties to such proceeding, even though less than a quorum; (b) by a committee of such members of the Board of Directors designated by a majority vote of such the Board of Directors, even though less than a quorum; (c) if there are no such member of the Board of Directors, or if such member of the Board of Directors so direct, by independent legal counsel in a written opinion; or (d) by the General Meeting of Shareholders. Such determination shall be made, with respect to any other Covered Person, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Jegliche Schadloshaltung gemass diesem Artikel 29 (ausser bei gerichtlicher Anordnung) wird von der Gesellschaft im Einzelfall nur aufgrund einer Genehmigung entrichtet, aufgrund  eines  Beschlusses,  wonach die Schadloshaltung der versicherten Person in Anbetracht der Umstande angemessen ist, weil die versicherte Person den anzuwendenden Verhaltensmassstab gemass diesem Artikel 29 erfullt hat. Eine solcher Beschluss betreffend die versicherte Person wird getroffen durch (a) einen Mehrheitsbeschluss des Verwaltungsrast, die nicht Partei eines solchen Verfahrens sind, auch wenn das Quorum nicht erreicht wird; (b) von einem durch Mehrheitsbeschluss des Verwaltungsrats bestimmten Ausschusses dieser Verwaltungsratsmitglieder, auch wenn das Quorum nicht erreicht wird; (c) wenn es keine solche Verwaltungsratsmitglieder gibt oder wenn diese Verwaltungsratsmitglieder es schriftlich durch einen unabhangigen Rechtskonsulenten entsprechend anordnen; oder (d) durch die Generalversammlung. Ein solcher Beschluss wird gemacht, betreffend jede andere versicherte Person, von jeder Person oder Personen, die die Befugnis haben, im Namen der Gesellschaft in der Angelegenheit zu handeln. Mit der Ausnahme jedoch, dass jede versicherte Person, die in der Sache selbst oder auf andere Weise bei der Abwehr eines Verfahrens oder der Abwehr von An-spruchen, Problemen oder einer damit verbundenen Angelegenheit erfolgreich gewesen ist, fur tatsachliche und angemessenerweise damit verbundene Aufwendungen (einschliesslich Anwaltskosten) entschadigt wird, ohne dass es einer Genehmigung im Einzelfall bedarf.

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As far as is permissible under applicable law, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article 29 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of Directors of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company under these Articles of Association.

Soweit gemass anwendbarem Recht zulassig, werden Aufwendungen, einschliesslich Anwaltskosten, die im Rahmen der Verteidigung bei jeglichen Verfahren anfallen, fur welche eine Schadloshaltung aufgrund dieses Artikels 29 zulassig ist, von der Gesellschaft vor der endgultigen Entscheidung eines solchen Verfahrens bezahlt gegen eine gegeniiber dem Verwaltungsrat ausgesprochene Verpflichtung der versicherten Person, diesen Betrag zuriickzuzahlen, sollte endgultig entschieden werden, dass er oder sie nicht berechtigt ist, von der Gesellschaft im Rahmen dieser Statuten schadlos gehalten zu werden.

It being the policy of the Company that indemnification of the persons specified in this Article 29 shall be made to the fullest extent permitted by law and the indemnification provided by this Article 29 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles of Association, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested members of the Board of Directors, or pursuant to the decision of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person.

As used in this Article 29, references to the “Company” include all constituent corporations in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved.

The indemnification provided by this Art. 29 shall continue as to a person who has ceased to be a member of the Board of Directors or the Executive Committee and shall inure to the benefit of their heirs, executors, and administrators.

Es wird die Politik des Unternehmens, dass Schadloshaltung der in diesem Artikel 29 genannten Personen vollumfanglich gesetzeskonform ist, und dass die gemass diesem Artikel 29 gewahrte Schadloshaltung nicht ausschliesst: (a) jegliche anderen Rechte, welche Personen, die Schadloshaltung oder einen Kostenvorschuss beanspruchen, aufgrund dieser Statuten, jeglicher Vereinbarung, jeglicher durch die Gesellschaft bezahlter Versicherungsleistung, einer Abstimmung der Aktionare oder der neutralen Verwaltungsratsmitglieder oder aufgrund der Entscheidung jedes zustandigen Gerichts, oder sonstwie zustehen konnen, jeweils aufgrund des Handelns gemass der zustehenden Ent-scheidungsbefugnis oder aufgrund des Handelns als Stellvertreter mit fremder Ent-scheidungsbefugnis; oder (b) die Befugnis der Gesellschaft, jede Person in gleichem Umfang und in den gleichen Situationen und gemass den gleichen Bestimmungen, wie sie oben betreffend eine versicherte Person aufgestellt wurden, zu entschadigen, die ein Angestellter oder Vertreter der Gesellschaft oder einer anderen Gesellschaft, einer Joint Venture, eines Trusts oder eines anderen Unternehmens ist oder war, welchem oder welcher er oder sie auf Ersuchen der Gesellschaft dient oder gedient hat.

Sofern in diesem Artikel 29 verwendet, bein-halten Bezugnahmen auf die “Gesellschaft” alie Korperschaftsbestandteile einer Konsolidierung oder Fusion, in denen die Gesellschaft oder ein Vorlaufer der Gesellschaft durch Konsolidierung oder Fusion beteiligt war.

Die in diesem Art. 29 vorgesehenen Ent-schadigungen stehen Personen, die nicht mehr Verwaltungsrats- oder Geschaftsleitungsmitglied sind, weiter zu und sollen deren Erben, Vollstrecker und Verwalter zugutekommen.

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VI. AUDITORS	VI. REVISIONSSTELLE

Art. 30      Election, Term

The General Meeting shall elect one or more accountants as its Auditors in terms of Art. 727 et seq. CO every year with the rights and duties determined by law.

The General Meeting may appoint Special Auditors for a term of up to three years who provide the attestations required for capital increases.

Art. 30      Wahl, Amtsdauer

Die Generalversammlung wahlt jedes Jahr eine oder mehrere naturliche oder juristische Personen als Revisionsstelle im Sinne von Art. 727 ff. OR mit den im Gesetz festgehaltenen Rechten und Pflichten.

Die Generalversammlung kann fur die Dauer von bis zu drei Jahren Sonderrevisoren be-stimmen, welche die bei Kapitalerhdhungen erforderlichen Bescheinigungen erbringen.

Art. 31      Duties

The Auditors shall perform their duties to audit and report whether the accounting, the annual accounts and the proposal regarding allocation of profits is in accordance with law and the Articles of association.

Art. 31 Aufgaben Die Revisionsstelle priift, ob die Buchfuhrung und die Jahresrechnung sowie der Antrag uber die Verwendung des Bilanzgewinns Gesetz und Statuten entsprechen.
VII. COMPENSATION AND RELATED PROVISIONS	VII. VERGUTUNGEN UND VERWANDTE BESTIMMUNGEN

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Art. 32      Principles of the Compensation of the Board of Directors

The compensation payable to the members of the Board of Directors comprises, subject to and within the bounds of the approval by the General Meeting of the total compensation, the following elements:

a)      a fixed basic remuneration;

b)      a fixed committee fee for work in a committee of the Board of Directors;

c)      a lump sum compensation for expenses;

d)      a number of options or shares in the Company, as further outlined in Art. 41.

The compensation is paid in cash and in form of options or shares in the Company. The board of directors or, to the extent delegated to it, the Compensation Committee shall determine grant, exercise and forfeiture conditions. In particular, they may provide for continuation, acceleration or removal of vesting, exercise and forfeiture conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares through purchases in the market, from treasury shares or by using contingent or authorized share capital.

Subject to the approval by the General Meeting, the members of the Board of Directors may receive remuneration in cash at customary conditions for advisory services rendered outside their capacity as Board member for the benefit of the Company or companies under its control. The General Meeting may approve an additional bonus for the members of the Board of Directors in exceptional cases.

The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.

Art. 32      Grundsatze der Vergutung fur die Mitglieder des Verwaltungsrats

Die Vergutung fur die Mitglieder des Verwaltungsrats umfasst, unter Vorbehalt der Genehmigung durch die Generalversammlung und im Rahmen der durch diese genehmigten Gesamtvergutung, folgende Elemente:

a)      ein fixes Grundhonorar;

b)      eine fixe Entschadigung fur Tatigkeiten als Mitglied eines Ausschusses des Verwaltungsrats;

c)      eine pauschaie Spesenentschadigung;

d)      eine Anzahl von Optionen oder Aktien der Gesellschaft, gemass Art. 41.

Die Vergutung kann bar und in Form von Optionen und Aktien der Gesellschaft bezahlt werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergutungsausschuss legen Zuteilungs-, Ausubungs- und Verfallsbe-dingungen fest. Sie konnen insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse, wie eines Kontrollwechsels oder der Beendigung des Arbeits- oder Mandatsverhaltnisses, Vesting-, Ausubungs- und Verfallsbedingungen weitergelten, verkurzt oder aufgehoben werden, Vergutungen unter der Annahme der Erreichung von Zielwerten aiisgerichtet werden oder Vergutungen verfallen. Die Gesellschaft kann die erforderlichen Aktien auf dem Markt erwerben, aus Bestanden eigener Aktien entnehmen oder unter Verwendung von bedingtem oder genehmigtem Kapital bereitstellen.

Vorbehaltlich der Genehmigung durch die Generalversammlung, kann den Mitgliedern des Verwaltungsrats eine Entschadigung in bar zu marktublichen Konditionen fur Beratungstatigkeiten, welche diese ausserhalb ihrer Funktion als Verwaltungsratsmitglied und zu Gunsten der Gesellschaft oder von ihr kontrollierter Gesellschaften erbringen, ausbezahlt werden. Die Generalversammlung kann in Ausnahmefallen einen zusatzlichen Bonus zu Gunsten der Verwaltungsratsmitglieder genehmigen.

Die Vergutung kann auch ausgerichtet werden fur Tatigkeiten in Unternehmen, die durch die Gesellschaft direkt oder indirekt kontrolliert werden und kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.

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Art. 33      Principles of the Compensation of the Executive Committee

The compensation payable to the members of the .Executive Committee is subject to the approval by the General Meeting and comprises the following elements:

a)      a fixed remuneration payable in cash;

b)      a performance-related remuneration payable in cash (variable);

c)      a number of options or shares in the Company (variable), as further outlined in Art. 41.

The performance-related remuneration depends on the Company’s business success and the individual performance of the member of the Executive Committee based on the achievement of pre-determined targets during a business year. The Board of Directors determines annually at the beginning of each relevant business year the decisive targets and their weighting upon proposal by the Compensation Committee. The amount of the performance-related remuneration for each member of the Compensation Committee is determined by the Board of Directors and may not exceed 100. percent of the respective individual fixed remuneration for the same year.

The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.

Art. 33      Grundsatze der Vergutung fur die Mitglieder der Geschaftsleitung

Die Vergutung fur die Mitglieder der Geschaftsleitung ist von der Generalversammlung zu genehmigen und umfasst folgende Elemente:

a)      eine fixe Vergütung in bar;

b)      eine erfolgsabhängige Vergütung in bar (variabel);

c)      eine Anzahl Optionen oder Aktien der Gesellschaft (variabel), gemäss Art. 41.

Die erfolgsabhängige Vergütung richtet sich nach dem Geschäftserfolg und der individuellen Leistung gemessen nach dem Erreichen bestimmter vordefinierter Ziele über ein Geschaftsjahr. Der Verwaltungsrat definiert jährlich am Anfang jeder Leistungsperiode auf Antrag des Vergutungsausschusses hin die relevanten Ziele und deren Gewichtung. Die Höhe der erfolgsabhängigen Vergütung für das jeweilige Geschäftsleitungsmitglied wird vom Verwaltungsrat festgelegt und da’rf 100% der im entsprechenden Geschäftsjahr relevanten individuellen, fixen Vergütung nicht überschreiten.

Die Vergutung kann auch ausgerichtet werden für Tatigkeiten in Unternehmen, die durch die Gesellschaft direkt oder indirekt kontrolliert werden und kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.

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Art. 34      Compensation for new Members of the Executive Committee

If new members of the Executive Committee are appointed and take up their position in the Company after the General Meeting has approved the maximum total compensation for members of the Executive Committee for the year in question, the new members may be paid an additional amount for the period until the next Ordinary Meeting of Shareholder. The additional amount payable to all new members of the Executive Committee may not exceed 50 percent of the respective total compensation already approved by the General Meeting. The additional compensation may only be paid if the total compensation amount that has been approved by the General Meeting for the compensation of the members of the

Executive Committee is insufficient to compensate the newly appointed members. The General Meeting is not required to vote on this additional amount.

This additional overall compensation is understood to include any settlements for any disadvantage suffered as a result of the change of job.

Art. 34      Vergutungen für neue Mitglieder der Geschäftsleitung

Sofern neue Mitglieder der Geschäftsleitung ernannt werden und ihre Stelle antreten, nachdem die Generalversammlung die Gesamtvergütung für die Geschäftsleitungsmit-glieder im entsprechenden Jahr genehmigt hat, darf diesen neuen Mitglieder ein zusätzlicher Betrag für die Dauer bis zur nachsten ordentlichen Generalversammlung vergütet werden. Dieser Zusatzbetrag an alle neuen Mitglieder der Geschaftsleitung darf 50% der von der Generalversammlung für das betreffende Jahr bereits genehmigten Gesamtvergütung nicht ubersteigen. Der Zusatzbetrag darf nur ausgerichtet werden, sofern und soweit die von der Generalversammlung beschlossenen Vergütungsbetrage an die Geschäftsleitungsmitglieder bis zur nächsten ordentlichen Generalversammlung für die Vergütung der neuen Mitglieder nicht aus-reicht. Über den verwendeten Zusatzbetrag stimmt die Generalversammlung nicht ab.

Mit diesem Zusatzbetrag sind allfallige durch ein Geschaftsleitungsmitglied erlittene Nachteile aufgrund Stellenwechsel abgegolten.

Art. 35      Expenses

Expenses which are not covered by the lump sum compensation pursuant to the Company’s expense regulations shall be reimbursed following presentation of the supporting receipts. This additional remuneration is not subject to a separate vote by the General Meeting.

Art. 35      Spesen

Spesen, welche nicht durch die pauschale Spesenentschädigung gemäss Spesenregle-ment abgedeckt sind, werden nach Vorlage der entsprechenden Belege rückvergütet. Diese Rückvergütung ist von der Generalversammlung nicht zu genehmigen.

Art. 36      Compensation Agreements

Agreements on compensation with members of the Board of Directors may not exceed the term of maximal one year.

Employment agreements of the members of the Executive Committee are principally concluded for an indefinite period of time whereas a notice period may not exceed twelve months. If an employment agreement is concluded for a fixed term such term may not exceed one year.

Art. 36      Vertrage über die Vergütung

Vertrage, die den Vergutungen fur die Mitglieder des Verwaltungsrats zugrunde liegen, sind auf maximal ein Jahr befristet.

Die Arbeitsverträge der Geschäftsleitungsmitglieder sind grundsätzlich unbefristet, wobei die Kundigungsfrist maximal zwölf Monate betragen darf. Wird ein befristeter Vertrag abgeschiossen, so darf dieser die Dauer von ein Jahr nicht überschreiten.

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Art. 37      Mandates of a Member of the Board of Directors outside the Company

A member of the Board of Directors may cumulatively assume not more than the following number of mandates in the board of directors; the superior management or an administrative body of a legal entity which is obliged to be registered in the Swiss commercial register or an equivalent foreign register:

a)      7 mandates for publicly traded companies pursuant to Art. 727 para. 1 number 1 CO; and

b)      8 mandates for companies pursuant to Art. 727 para. 1 number 2 CO; and

c)      5 mandates for companies which do not fulfil the criteria under a) and b) hereunder.

Mandates held in several legal entities each operating under the same management or same beneficial owner (group) are deemed to be a single mandate.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from this restrictions:

a)      mandates in legal entities which are controlled by the Company or which control the Company;

b)      honorary mandates in charitable legal entities,

Art. 37      Mandate eines Verwaltungsratsmitglieds ausserhalb der Gesellschaft

Ein Mitglied des Verwaltungsrats darf kumulativ maximal folgende Mandate in einem obersten Leitungs- oder Verwaltungsorgan von Rechtseinheiten, die verpflichtet sind, sich ins Handelsregister oder in ein entsprechendes ausländisches Register eintragen zu lassen, übernehmen:

a)      7 Mandate für Publikumsgesellschaften gemäss Art. 727 Abs. 1 Ziff. 1 OR; und

b)      8 Mandate für Gesellschaften gemäss Art. 727 Abs. 1 Ziff. 2 OR; und

c)      5 Mandate für Rechtseinheiten, welche die Kriterien gemäss lit. a) und b) hier-vor nicht erfüllen.

Mandate von verschiedenen Rechtseinheiten, welche aber derselben Führung oder dersel-ben wirtschaftlichen Eigentümerin unterstehen (Konzern), gelten als ein Mandat, durfen aber insgesamt vierzig nicht übersteigen.

Erfüllt eine Rechtseinheit mehrere der vorgenannten Kriterien, kann sie beiiebig jeder auf sie zutreffenden Kategorie zugerechnet werden. Folgende Mandate sind von diesen Beschränkungen ausgenommen:

a)      Mandate in Rechtseinheiten, welche von der Gesellschaft kontrolliert werden oder welche die Gesellschaft kontrollieren;

b)      Ehrenamtliche Mandate in gemeinnützigen Rechtseinheiten.

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Art. 38      Mandates of a Member of the Executive Committee outside the Company

Each member of the Executive Committee may, with approval of the Board of Directors, cumulatively assume not more than the following number of mandates in the board of directors, the superior management or an administrative body of a legal entity which is obliged to be registered in the Swiss commercial register or an equivalent foreign register:

a)      2 mandates for publicly traded companies pursuant to Art. 727 para. 1 number 1 CO; and

b)      3 mandates for companies pursuant to Art. 727 para. 1 number 2 CO; and

c)      5 mandates for companies which do not fulfil the criteria under litera a) and b) hereunder.

Mandates held in several legal entities each operating under the same management or same beneficial owner (group) are deemed to be a single mandate.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from this restrictions:

a)      mandates in legal entities which are controlled by the Company or which control the Company;

b)      honorary mandates in charitable legal entities.

Art. 38      Mandate eines Geschäftsleitungsmitglieds ausserhalb der Gesellschaft

Jedes Mitglied der Geschäftsleitung darf mit Genehmigung des Verwaltungsrats kumulativ maximal folgende Mandate in einem obersten Leitungs- oder Verwaltungsorgan von Rechtseinheiten, die verpflichtet sind, sich ins Handelsregister oder in ein entsprechendes ausländisches Register eintragen zu lassen, übernehmen:

a)      2 Mandate für Publikumsgesellschaften gemäss Art. 727 Abs. 1 Ziff. 1 OR; und

b)      3 Mandate für Gesellschaften gemäss Art. 727 Abs. 1 Ziff. 2 OR; und

c)      5 Mandate für Rechtseinheiten, welche die Kriterien gemäss lit. a) und b) hiervor nicht erfüllen.

Mandate von verschiedenen Rechtseinheiten, welche aber derselben Führung oder derselben wirtschaftlichen Eigentümerin unterstehen (Konzern), gelten als ein Mandat.

Erfüllt eine Rechtseinheit mehrere der vor-genannten Kriterien, kann sie beliebig jeder auf sie zutreffenden Kategorie zugerechnet werden. Folgende Mandate sind von diesen Beschränkungen ausgenommen:

a)      Mandate in Rechtseinheiten, welche von der Gesellschaft kontrolliert werden oder welche die Gesellschaft kontrollieren;

b)      Ehrenamtliche Mandate in gemeinnützigen Rechtseinheiten.

Art. 39      Loans and Credits

The members of the Board of Directors and the Executive Committee may not be granted any loans, credits or securities. Excepted from the above are advances in the maximum amount of CHF 500’000 per person for attorneys’ fees, court and other similar costs required for the defence of third-party liability claims permitted by Art. 29.

Art. 39      Darlehen und Kredite

Den Mitgliedern des Verwaltungsrats und der Geschäftsleitung durfen keine Darlehen, Kredite oder Sicherheiten gewährt werden. Ausnahme davon bilden Vorschusszahlungen über einen Betrag von maximal CHF 500’000 pro Person für Anwalts-, Gerichts- und ähnliche Kosten zur Abwehr von Verantwortlichkeitsansprüchen, sofern zulässig nach Art. 29.

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Art. 40      Pension Funds

The Company shall remunerate members of the Board of Directors only in respect of the employer’s mandatory contributions to social insurance. Above and beyond this, the Company shall not make any contributions to pension funds or other such pension plans. In exceptional cases, contributions such as these may be made subject to a request by the Compensation Committee and the approval of the General Meeting.

Members of the Executive Committee participate in the Company’s pension plans (the Company’s pension fund and the management pension plan). The pension plans conform to the legal requirements (BVG). For members of the Executive Committee, the insured income is defined as the fixed remuneration plus 50 percent of the target performance-related remuneration, up to the legal maximum. Equity-linked income components are not included.

Within the overall compensation approved by the General Meeting, the Company may make additional payments into the Company’s pension funds for the benefit of members of the Executive Committee in order to cover any disadvantage suffered as a result of the change of jobs or to purchase additional pension entitlements. In this context the Company may conclude life insurance policies on behalf of members of the Executive Committee and pay the insurance premiums either fully or in part.

Upon retirement, the Company may also grant members of the Executive Committee a bridging pension to cover the period between early retirement at 62 and the ordinary age of retirement, if such bridging pension does not exceed 100 percent of the total annual compensation of the respective member last paid.

Art. 40      Pensionskasse

Die Gesellschaft leistet für die Mitglieder des Verwaltungsrats die gesetzlichen Arbeitge-bersozialversicherungsbeiträge. Abgesehen davon richtet die Gesellschaft keine Beiträge an die Pensionskasse oder andere Vorsorge-einrichtungen für die Mitglieder des Verwaltungsrats aus. Solche Beiträge können ausnahmsweise auf Antrag des Vergutungsaus-schusses und nach Genehmigung der Generalversammlung ausgerichtet werden.

Die Mitglieder der Geschäftsleitung partizi-pieren am Pensionsplan der Gesellschaft (Pensionskasse sowie Management Pensionsplan). Der Pensionsplan hat den gesetzlichen Bestimmungeri (BVG) zu entsprechen. Das versicherte Einkommen der Mitglieder der Geschäftsleitung entspricht jeweils dem Betrag der fixen Vergütung zuzuglich 50% der erfolgsabhängigen Vergutung bis zum gesetzlichen Maximum. Aktienbezogene Vergutungen werden nicht berücksichtigt.

Die Gesellschaft kann zugunsten der Geschäftsleitungsmitglieder und im Rahmen der von der Generalversammlung genehmig-ten Gesamtvergütungen zusätzliche Einkäufe in die Pensionskasse tätigen, urn Nachteile aufgrund von Stellenwechsel auszugleichen oder zugunsten zusätzlicher Rentenansprüche. In diesem Zusammenhang kann die Gesellschaft Lebensversicherungen zugunsten der Mitglieder der Geschäftsleitung abschliessen und die Versicherungsprämien vollumfänglich oder teilweise zahlen.

Die Gesellschaft kann ihren Geschäftsleitungsmitgliedern eine Überbrückungsrente zusichern, um die Zeitdauer zwischen einer Frühpensionierung ab dem 62. Altersjahr und dem ordentlichen Pensionsalter abzudecken, soweit eine solche Überbrückungsrente 100% der letztmalig an dieses Mitglied be zahlte Jahresvergütung nicht übersteigt.

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Art. 41      Option and Share Plans

Under the Company’s Option Plan, the Board of Directors, upon proposal of the Compensation Committee, allocates the participating members of the Executive Committee and the Board of Directors a fixed number of options or shares with a vesting for a period of at least three years (the vesting period). At the end of the vesting period, participants in the Option Plan are entitled to exercise the options granted against payment of the strike price. These options to acquire shares in the Company or allocated shares are subject to the basic principles set out in the following:

a)      it is the sole discretion of the Board of Directors to decide whether to allocate options or shares and to whom;

b)      each year, the Board of Directors, upon proposal of the Compensation Committee, stipulates the number of options and shares to be allocated, the date of allocation and the strike price;

c)      each option incorporates a non-transferable, pre-emptive, and contingent right to acquire a certain number of Company’s shares;

d)      in the case of a change of control (as defined in the Option Plan) or delisting of the Company’s shares, the vesting period shall end (accelerated vesting) and the participant shall be entitled to exercise the options on a pro rata basis on the day the transaction that led to the change of control or delisting was executed. It is at the sole discretion of the Board of Directors to decide upon proposal of the Compensation Committee whether the financial objectives have been met;

e)      the individual members of the Executive Committee or the Board of Directors participating in the Option Plan are responsible for paying any taxes or social security contributions and for declaring income correctly to the authorities;

f)      it is at the sole discretion of the Board of Directors to decide whether to supplement the Option Plan within the bounds of the principles set out above or to discontinue it.

Art. 41      Options- und Aktienpläne

Gemäss dem Optionsplan der Gesellschaft, teilt der Verwaltungsrat auf Antrag des Vergütungsausschusses den Mitgliedern der Geschäftsleitung und des Verwaltungsrats eine bestimmte Anzahl Optionen oder Aktien zu, welche einer Sperrfrist von mindestens drei Jahren unterliegen. Am Optionsplan partizipierende Mitglieder sind nach Ablauf der Sperrfrist berechtigt, die gewährten Optionen gegen Bezahlung des Ausübungspreises auszuüben. Die Optionen, welche zum Erwerb von Aktien an der Gesellschaft berechtigen, bzw. zugeteilten Aktien unterliegen den folgenden Grundsätzen:

a)      Es liegt im freien Ermessen des Verwaltungsrats, ob und wem Optionen und Aktien zugeteilt werden;

b)      Der Verwaltungsrat bestimmt jährlich auf Antrag des Vergutüngsausschusses Anzahl und Datum der Zuteilung sowie Ausübungspreis der Optionen und Aktien;

c)      Jede Option begrundet ein unübertragbares, bedingtes Bezugsrecht eine bestimmte Anzahl Aktien der Gesellschaft zu erwerben;

d)      Im Falle eines Kontrollwechsels (gemass Definition im Optionsplan) oder der Dekotierung der Aktien der Gesellschaft endet die Sperrfrist vorzeitig und das teilnehmende Geschäftsleitungs-mitglied ist berechtigt, seine Optionen pro-rata basierend auf dem Stichtag der Transaktion, welche zum Kontrollwechsel geführt hat, oder der Dekotierung der Aktien auszuüben. Der Verwaltungsrat entscheidet nach freiem Ermessen und auf Antrag des Vergutungsausschusses, ob die finanzwirtschaftlichen Ziele in diesem Zusammenhang gegeben sind;

e)      Das jeweilige Mitglied der Geschaftsleitung oder des Verwaltungsrats, welches am Optionsplan teilnimmt, ist selber dafiir verantwortlich, dass jegliche damit zusammenhangenden Steuern oder Sozialabgaben bezahlt und Einkommen der zustandigen Behorden korrekt ge-meldet werden.

f)      Der Verwaltungsrat entscheidet nach freiem Ermessen uber Ergänzungen des Optionsplans  im Rahmen der obge-nannten Grundsätze oder uber dessen Beendigung.

The Company may periodically offer shares in the Company to important and long-term employees for a price being at maximum ten percent below the average volume-weighted price of the last 30 trading days at the stock exchange. Members of the Board of Directors and the Executive Committee may be included in this programme. The shares acquired thereby shall be blocked for a period of at least 3 years.

Die Gesellschaft kann periodisch Aktien der Gesellschaft zu einem Preis, der maximal zehn Prozent unter dem über 30 Börsentage volumengewichteten durchschnittlichen Kurs an der Börse liegt, an wichtige und langjährige Mitarbeiter abgeben. Die Mitglieder des Verwaltungsrats und der Geschäftsleitung können in dieses Programm eingeschlossen werden. Die so erworbenen Aktien sind fur mindestens 3 Jahre gesperrt.

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VIII. FISCAL YEAR, ACCOUNTING PRINCIPLES, ALLOCATION OF PROFITS	VIII. GESCHÄFTSJAHR, RECHNUNGSLEGUNG, GEWINNVERTEILUNG
Art. 42 Fiscal Year The Board of Directors shall determine the start and the end of the Company’s business year.	Art. 42 Geschäftsjahr Der Verwaltungsrat bestimmt, wann das Geschäftsjahr beginnt und wann es endet.

Art. 43      Accounting

The annual accounts consist of the profit and loss statement, the balance sheet, the cash flow statement, the annex and the management report, and shall be drawn up pursuant to the provisions of the Swiss Code of Obligations, particularly of Art. 958 et seq. CO, and the generally accepted commercial principles and customary rules in that business area.

If required by law, the consolidated financial statements shall be drawn in accordance with the provisions of Art. 962 CO.

Art. 43      Rechnungslegung

Die Jahresrechnung besteht aus der Erfolgs-rechnung, der Bilanz, der Geldflussrechnung, dem Anhang und dem Lagebericht und ist gemäss den Vorschriften des Schweizerischen Obligationenrechts, insbesondere Art. 958 ff. OR, sowie nach den allgemein anerkannten kaufmännischen und branchenüblichen Grundsätzen zu erstellen.

Die Konzernrechnung wird, sofern gesetzlich vorgeschrieben, gemäss den Bestimmungen von Art. 962 OR erstellt.

Art. 44      Allocation of Profits

Subject to the legal provisions regarding distribution of profits, the profit as shown on the balance sheet shall be allocated by the General Meeting at its discretion after receipt of the proposals of the Board of Directors and the Auditors.

In addition to the legal reserves, the General Meeting may create supplemental reserves.

Dividends not claimed within five years after the due date shall remain with the Company and be allocated to the general reserves.

Art. 44      Gewinnverteilung

Die Generalversammlung beschliesst nach Entgegennahme der Anträge des Verwaltungsrates und des Berichtes der Revisionsstelle unter Vorbehalt der gesetzlichen Bestimmungen uber die Verwendung des Bilanzgewinnes und setzt die Dividende und den Zeitpunkt ihrer Auszahlung fest.

Zusätzlich zu den gesetzlichen Reserven kann die Generalversammlung zusätzliche Reserven bereitstellen.

Dividenden, die nicht innerhalb von fünf Jahren nach dem Fälligkeitstag beansprucht werden, verbleiben bei der Gesellschaft und werden den allgemeinen Rücklagen zugefuhrt.

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IX. DISSOLUTION AND LIQUIDATION	IX. AUFLÖSUNG UND LIQUIDATION
Art. 45 Dissolution and Liquidation The dissolution and liquidation of the Company shall take place in accordance with the provisions of the Swiss Code of Obligations.	Art. 45 Auflösung und Liquidation Fur die Auflosung und Liquidation der Gesellschaft gelten die Bestimmungen des Schwei-zerischen Obligationenrechts.
X. NOTICES AND PUBLICATIONS	X. MITTEILUNGEN UND BEKANNTMACHUNGEN

Art. 46      Notices and Publications

The Swiss Official Gazette of Commerce is the official publication medium.

Shareholder communications and notices the shareholders shall be made by publication in the Swiss Official Gazette of Commerce or sent by mail or e-mail to.the addresses registered in the share register.

Unless the law provides otherwise, notices shall be given to creditors by publication in the Swiss Official Gazette of Commerce. The Board of Directors may assign further means of communication.

Art. 46      Mitteilungen und Bekanntmachungen

Das Schweizerische Handelsamtsblatt (SHAB) ist das offizielle Publikationsmedium.

Mitteilungen und Bekanntmachungen an die Aktionäre erfolgen durch Publikation im Schweizerischen Handelsamtsblatt oder durch Brief oder E-Mail an die im Aktienbuch verzeichneten Adressen.

Bekanntmachungen an die Gläubiger erfolgen in den vom Gesetz vorgeschriebenen Fällen durch Veröffentlichung im Schweizerischen Handelsamtsblatt, dem Publikationsorgan der Gesellschaft. Der Verwaltungsrat kann weitere Publikationsmittel bezeichnen.

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